Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2018	2017

Operating Revenues	$2,034,958	$1,895,494

Operating Expenses:
Purchased Power, Fuel and Transmission	696,017	580,142
Operations and Maintenance	364,333	350,778
Depreciation	207,853	202,651
Amortization	77,917	31,927
Energy Efficiency Programs	106,218	89,074
Taxes Other Than Income Taxes	182,597	197,109
Total Operating Expenses	1,634,935	1,451,681
Operating Income	400,023	443,813
Interest Expense	126,072	102,278
Other Income, Net	27,710	28,735
Income Before Income Tax Expense	301,661	370,270
Income Tax Expense	68,475	130,971
Net Income	233,186	239,299
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$231,306	$237,419

Basic and Diluted Earnings Per Common Share	$0.73	$0.75

Weighted Average Common Shares Outstanding:
Basic	317,379,717	317,396,842
Diluted	318,130,237	318,105,193

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2018	2017	2016

Operating Revenues	$8,448,201	$7,751,952	$7,639,129

Operating Expenses:
Purchased Power, Fuel and Transmission	3,138,969	2,535,271	2,500,828
Operations and Maintenance	1,335,213	1,307,052	1,342,134
Depreciation	819,930	773,802	715,466
Amortization	252,026	89,986	71,696
Energy Efficiency Programs	472,380	480,835	533,659
Taxes Other Than Income Taxes	729,753	676,757	634,072
Total Operating Expenses	6,748,271	5,863,703	5,797,855
Operating Income	1,699,930	1,888,249	1,841,274
Interest Expense	498,805	421,755	400,961
Other Income, Net	128,366	107,913	64,505
Income Before Income Tax Expense	1,329,491	1,574,407	1,504,818
Income Tax Expense	288,972	578,892	554,997
Net Income	1,040,519	995,515	949,821
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income Attributable to Common Shareholders	$1,033,000	$987,996	$942,302

Basic Earnings Per Common Share	$3.25	$3.11	$2.97

Diluted Earnings Per Common Share	$3.25	$3.11	$2.96

Weighted Average Common Shares Outstanding:
Basic	317,370,369	317,411,097	317,650,180
Diluted	317,993,934	318,031,580	318,454,239

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.